Exhibit 99.1

January 17, 2025

Dear Shareholders,

As we close the books on 2024, we are thrilled to share that Wilson Bank & Trust has achieved a record year, marked by significant milestones and growth. Surpassing $5 billion in total assets and delivering record net income are accomplishments that reflect the strength of our team, the loyalty of our customers, and the growth of the communities we proudly serve.

The following are our results as of, and for the twelve months ended, December 31, 2024:

•
Assets as of December 31, 2024 were $5.359 billion, representing an increase of $512.3 million, or 10.57% from December 31, 2023.
•
Loans as of December 31, 2024 were $4.092 billion, representing an increase of $496.4 million, or 13.81% from December 31, 2023.
•
Deposits as of December 31, 2024 were $4.830 billion, representing an increase of $462.9 million, or 10.60% from December 31, 2023.
•
Net Income for the year was $56.5 million, up 15.5% from $48.9 million in 2023.
•
Earnings Per Diluted Share for 2024 were $4.78, compared to $4.20 in 2023.

The board has declared a $1.00 per share cash dividend to shareholders of record as of January 1, 2025, payable on January 24, 2025. The latest price at which the company’s common stock has been traded of which we are aware is $75.10 per share.

This past year has been marked by strategic growth. Expanding our footprint, while deepening our ties in our current markets, means the opportunity to serve more customers and positively impact more communities in Tennessee. We are excited to announce several key developments as we kick off 2025:

•
Century Farms Office: Our new full-service office in the Century Farms community is officially open, and we celebrated with a ribbon-cutting ceremony on January 16th. This location is a cornerstone of our efforts to better serve the southeastern Nashville region.
•
Chattanooga Office: We are in the final stages of preparing for the launch of our full-service Chattanooga office, which we anticipate opening in early spring. This new office will expand our footprint into one of Tennessee’s most dynamic and growing markets.
•
Cookeville Expansion: With our recently announced proposed acquisition of a Cookeville branch office from F&M Bank, we are proud to welcome a new location near Tennessee Tech University. When that transaction closes, this office, just steps from the heart of campus, will enhance our ability to meet the needs of students, faculty, and local residents. Combined with our existing Jefferson Avenue location, this expansion will allow us to deepen our commitment to the Cookeville community. We are eager to welcome F&M’s customers and employees into our family, continuing our tradition of personalized banking services that have become a hallmark of Wilson Bank & Trust.

The success of 2024 would not have been possible without the dedication of our employees, the trust of our customers, and the support of our shareholders. Our bank remains committed to living our core values: Customer Focused, Community Centric, Faith, Integrity, Teamwork and Success. These values act as the signature ingredients of our robust recipe for consistency in customer experience. Thank you for your continued support and belief in Wilson Bank & Trust. We are excited about continuing the journey in 2025!

Warm regards,

John McDearman Jimmy Comer
President/CEO, Chairman
Wilson Bank Holding Company Wilson Bank Holding Company